EXHIBIT 10.01

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT is made and entered into as of December 25, 2015 (hereinafter “EFFECTIVE DATE”) by and between Lixte Biotechnology Holdings, Inc. a Delaware corporation, whose address is 248 Route 25A, No. 2, East Setauket, NY 11733 (hereinafter “LICENSOR”) and Taipei Medical University, an institution with a place of business at 250 Wuxing Street, Taipei City, Taiwan 110 ((hereinafter “LICENSEE”).

WHEREAS, the course of research conducted by LICENSOR has resulted in the issuance of several patents, attached hereto as Appendix A, which may hold promise for novel treatments of Hepatocellular Carcinoma (hereinafter “HCC”);

WHEREAS, LICENSOR wishes to have the invention claimed in the LICENSED TECHNOLOGIES (as defined below) and any resulting patents clinically tested and commercialized to benefit the public good;

WHEREAS, LICENSEE is experienced in the testing and development of compounds similar to the LICENSED TECHNOLOGIES (as defined below) and shall act diligently to test, develop and commercialize the LICENSED TECHNOLOGIES for public use throughout the LICENSED TERRITORY (as defined below); and

WHEREAS, LICENSOR wishes to have its LICENSED TECHNOLOGIES approved for commercial sale by regulators in the LICENSED TERRITORY in the FIELD (as defined below) and would also wish to see its LICENSED TECHNOLOGIES in the FIELD approved for sale in the United States of America by the United States Food and Drug Administration (hereinafter “FDA”), and elsewhere outside the LICENSED TERRITORY for the benefit of the LICENSOR, LICENSEE, as a condition for the grant of this EXCLUSIVE LICENSEE, is willing to diligently pursue such approvals for the benefit of both LICENSEE and LICENSOR; and

WHEREAS, LICENSOR is willing to grant a license to its rights in the LICENSED TECHNOLOGIES to LICENSEE and LICENSEE desires to receive a license to the LICENSED TECHNOLOGIES, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LICENSOR and LICENSEE agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND DEFINITIONS

1.1 The foregoing recitals are hereby incorporated herein by reference and acknowledged as true and correct. Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.2 “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE or LICENSOR, it being understood that Oncogent is an Affiliate of LICENSEE and for purposes of this Agreement shall have all of the rights and obligations of LICENSEE as a DESIGNATED AFFILIATE (as defined in Section 2.1). For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of voting securities, by contract or otherwise.

1.3 “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED TECHNOLOGIES, LICENSED INFORMATION or the Agreement itself, unless such information is subject to an exception described in Article 6.2. CONFIDENTIAL INFORMATION shall include, without limitation, the following, whether or not patentable: materials, know-how and data (whether technical or non-technical), trade secrets, inventions, methods and processes. Notwithstanding any other provisions of this Article 1.3, CONFIDENTIAL INFORMATION of LICENSEE that is subject to Article 6 of this Agreement is limited to information that LICENSEE supplies pursuant to LICENSEE’s obligations under Articles 5 and 7 of this Agreement, unless otherwise mutually agreed to in writing by the parties.

1.4 “EARNED ROYALTIES” is defined in Article 4.

1.5 “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

1.6 “FIELD” shall mean treatment of HCC.

1.7 “FIRST SALE” shall mean the first sale, lease, transfer, practice, or disposition to a third party that results in NET SALES of any LICENSED TECHNOLOGIES in any country.

1.8 “IND” shall mean an investigational new drug application filed with the United States Food and Drug Administration (hereinafter “FDA”) prior to beginning clinical trials in humans in the United States or any comparable application filed with regulatory authorities in or for a country or group of countries other than the United States.

1.9 “INSOLVENT” shall mean that LICENSEE (i) has ceased to pay its debts in the ordinary course of business, (ii) is insolvent or (iii) has commenced bankruptcy, reorganization, receivership or insolvency proceedings, or any other proceeding under any law for the relief of debtors.

1.10 “LICENSE” refers to the license granted under Article 2.1.

1.11 “LICENSED INFORMATION” shall mean all inventions, concepts, processes, information, data, know-how and the like that are owned by LICENSOR and in LICENSOR’s possession as of the EFFECTIVE DATE, not claimed in a patent or patent application, and necessary for the use, manufacture or sale of LICENSED TECHNOLOGIES.

1.12 “LICENSED TECHNOLOGIES” shall mean process, product, machine, manufacture, composition of matter, apparatus, kit, or any part thereof, which incorporate, utilize, or are claimed in (i) any patent application and patent listed in Appendix A, which is incorporated into this Agreement; (ii) any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent applications are directed to subject matter specifically described in the patents and patent applications listed in (i) and any patents that issue therefrom; (iii) any reissues, re-examinations, extensions or substitutions of the patents listed in (i) or (ii); and (iv) the relevant international equivalents of any of the foregoing; LICENSED TECHNOLOGIES further means process, product, machine, manufacture, composition of matter, apparatus, kit, or any part thereof in the Field, which incorporates, utilizes, or is derived from the LICENSED INFORMATION.

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1.13 “LICENSED TERRITORY” shall mean the countries of Asia, including, without limitation, Taiwan, China, Japan, Korea, Russia, Israel, India, Indonesia, Russia, Vietnam, Philippines, Hong Kong, Singapore, Myanmar and Saudi Arabia.

1.14 “NDA” shall mean a new drug application filed with the United States Food and Drug Administration to obtain marketing approval for a LICENSED TECHNOLOGIES in the United States or any comparable application filed with a regulatory authority in or for a country or group of countries other than the United States.

1.15 “NET SALES” shall mean:

(a) the total gross invoice prices of LICENSED TECHNOLOGIES sold, leased, rented, practiced, or any other disposition (including any combination thereof) by LICENSEE or its DESIGNATED AFFILIATES to third parties less the following deductions, provided they actually pertain to the disposition of LICENSED TECHNOLOGIES and are separately invoiced:

(i) all reasonable and customary discounts, returns, credits and allowances on account of returns, and bad debt deductions actually written off during the calendar half in which sales occurred;

(ii) reasonable and customary outbound transportation and freight charges;

(iii) reasonable and customary duties, taxes (but not income taxes) and other governmental charges levied on the sale, transportation or delivery of LICENSED TECHNOLOGIES;

(iv) wholesaler and cash discounts customary in the trade to the extent that they are actually granted; and

(v) costs of collection of outstanding amounts, including legal fees.

(b) No deductions shall be made for any other costs or expenses, including but not limited to commissions to any person or entity on LICENSEE’s or an AFFILIATE’s payroll for the cost of collection.

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(c) Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include (a) the gross invoice price for LICENSED TECHNOLOGIES used by, sold to, or leased to, any AFFILIATE of LICENSEE unless such AFFILIATE is an end-user of any LICENSED TECHNOLOGIES, in which case such NET SALES shall be calculated using the average gross invoice price charged to third parties who are not AFFILIATES during the same six-month period. In the event that LICENSED TECHNOLOGIES are leased or exchanged for consideration other than money, the gross invoice price shall be the average gross invoice price charged to third parties during the same six-month period, or (b) the supply of LICENSED TECHNOLOGIES as commercial samples, or for use in pre-clinical or clinical studies.

1.16 “NON-SALE BASED SUBLICENSE INCOME” shall mean consideration in any form received by LICENSEE or its AFFILIATE in connection with a grant to any third party or parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export LICENSED TECHNOLOGIES. SUBLICENSE INCOME shall include without limitation any license signing fee, license maintenance fee, milestone payments, and the unearned portion of any minimum royalty payment received by NON-SALE BASED LICENSEE. SUBLICENCE INCOME shall not include funding specifically designated and used for research and development.

1.17 “PHASE 1b/2 CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with HCC and to determine the common short-term side effects and risks associated with the drug as required in 21 C.F.R. §312.21(b) or its foreign equivalent. Said CLINICAL TRIAL shall use TESTING COMPOUND (as defined below), and shall be approved by and conducted as required by the FDA, or the applicable non-U.S. regulatory authority.

1.18 “PHASE III CLINICAL TRIAL” shall mean expanded controlled and uncontrolled human clinical trials, performed after preliminary evidence suggesting effectiveness has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312.21(c) or its foreign equivalent. Said CLINICAL TRIAL to use TESTING COMPOUND (as defined below) and to be approved by and conducted pursuant as required by the FDA, or the applicable non-U.S. regulatory authority.

1.19 “PLAN” is defined in Article 5.1.

1.20 “REASONABLE COMMERCIAL EFFORTS” shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to LICENSED TECHNOLOGIES taking into account the competitiveness of the marketplace, their proprietary position, their relative safety and efficacy, cost of goods and availability of manufacturing and supply.

1.21 “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE or its DESIGNATED AFFILIATES otherwise granted any other right, license, privilege or immunity to make, have made, use, sell, have sold, import or export any LICENSED TECHNOLOGIES.

1.22 “SUBLICENSEE ROYALTY RATE” shall mean an amount equal to Twenty- five per cent (25%) of all royalties actually received by LICENSEE from any SUBLICENSEE.

1.23 “TERM” is defined in Article 2.2.

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1.24 “TESTING COMPOUND” shall mean that quantity of LB-100 needed to conduct the CLINICAL TRIALS referenced in 1.17, and 1.18 above, which shall be provided at no cost to LICENCEE by LICENSOR.

ARTICLE 2
LICENSE GRANT AND TERM

2.1 Subject to all the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and its AFFILIATES as designated by LICENSEE in writing to LICENSOR (a “DESIGNATED AFFILIATE”), an exclusive license to its rights under the LICENSED TECHNOLOGIES, with the right to grant sublicenses, to make, have made, use, sell, have sold, import or export LICENSED TECHNOLOGIES only within the FIELD in the LICENSED TERRITORY and a non-exclusive license to its rights under the LICENSED INFORMATION to make, have made, use, sell, have sold, import or export LICENSED TECHNOLOGIES within the FIELD in the LICENSED TERRITORY (the “LICENSE”) provided this Agreement is in effect and LICENSEE is not in breach of its obligations hereunder.

2.2 Unless terminated earlier as provided in Article 11, the term of the LICENSE (the “TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire on the later of the date on which the last of the claims of the patents described in the LICENSED TECHNOLOGIES expires, lapses or is declared to be invalid by a final, non-appealable decision of a court of competent jurisdiction in the FIELD in the applicable portion of the LICENSED TERRITORY through no fault or cause of LICENSEE.

2.3 Except as expressly provided in this Agreement, under no circumstances shall LICENSEE and any of its AFFILIATES, as a result of this Agreement, obtain any interest in or any other right to any TECHNOLOGIES, know-how, patents, patent applications, materials or other intellectual or proprietary property.

2.4 LICENSOR shall disclose the LICENSED INFORMATION to LICENSEE and its DESIGNATED AFFILIATES, which LICENSEE and its DESIGNATED AFFILIATES shall be entitled to use as provided in this Article 2. LICENSOR shall provide the compound needed for testing pursuant to the CLINICAL TRIAL requirements at no cost to LICENSEE and its DESIGNATED AFFILIATES.

2.5 LICENSOR represents that it has obtained from all relevant persons appropriate agreements vesting in LICENSOR all rights to LICENSED TECHNOLOGIES and, upon the request of LICENSEE and its DESIGNATED AFFILIATES, LICENSOR shall provide to LICENSEE and/or its DESIGNATED AFFILIATES copies of such agreements.

2.6 For the avoidance of doubt, the DESIGNATED AFFILIATES of LICENSEE are direct beneficiaries of the LICENSE under the AGREEMENT. DESIGNATED AFFILIATES of LICENSEE may enforce the LICENSE as if they were a party. Any assignment and/or license arrangement between LICENSEE and its DESIGNATED AFFILIATES regarding LICENSED TECHNOLOGIES shall not be construed as SUBLICENSES under Article 2 of the AGREEMENT. Each DESIGNATED AFFILIATE shall execute a letter indicating that such AFFILIATE shall be bound by the terms of this Agreement.

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2.7 LICENSEE and its DESIGNATED AFFILIATES shall have the right to grant sublicenses to SUBLICENSEES under this Agreement. LICENSEE shall evaluate if a SUBLICENSEE is qualified to be sublicensed and provide the evaluation report to LICENSOR. LICENSEE shall provide LICENSOR with a final copy of any sublicense agreement.

2.8 LICENSEE for itself and on behalf of its DESIGNATED AFFILIATES shall pay royalties to LICENSOR on NET SALES of LICENSED TECHNOLOGIES by its SUBLICENSEES at the SUBLICENSEE ROYALTY RATE.

2.9 LICENSEE agrees that it has sole responsibility to promptly:

(a) provide LICENSOR with a copy of any amendments to sublicenses granted by LICENSEE and/or its DESIGNATED AFFILIATES under this Agreement and to notify LICENSOR of termination of any sublicense; and

(b) deliver copies of all reports provided to LICENSEE or its DESIGNATED AFFILIATES by SUBLICENSEES, to the extent such reports relate to obligations of LICENSEE, its DESIGNATED AFFILIATES and/or SUBLICENSEES under this Agreement.

2.10 LICENSEE shall not sublicense to an entity that shares common ownership with it.

ARTICLE 3
LICENSE ISSUE FEE; LICENSE MAINTENANCE FEE; MILESTONE PAYMENTS

3.1 LICENSEE for itself and on behalf of its DESIGNATED AFFILIATES shall pay the following milestone royalties to LICENSOR:

(a) a non-nonrefundable payment of UNITED STATES (hereinafter “U.S.”) two hundred thousand dollars ($200,000) within ninety (90) days from the EFFECTIVE DATE.

(b) a non-refundable milestone payment of U.S. fifty thousand dollars ($50,000) when LICENSEE and/or its DESIGNATED AFFILIATES complete the first PHASE 1b/2 CLINICAL TRIAL in HCC using the LICENSED TECHNOLOGIES.

(c) a non-refundable milestone payment of U.S. one hundred fifty thousand dollars ($150,000) when LICENSEE and/or its DESIGNATED AFFILIATES complete the first PHASE III CLINICAL TRIAL in HCC using the LICENSED TECHNOLOGIES.

(d) a non-refundable milestone payment of U.S. two hundred thousand dollars ($200,000) upon the first filing for NDA approval of the LICENSED TECHNOLOGIES with the FDA or comparable non-U.S. regulatory authority.

3.2 For avoidance of doubt, completion of clinical trials in Article 3.1 occurs upon the last dosing of the last patient in the applicable clinical trial. The milestone fees set forth in Article 3.1 shall not be credited against EARNED ROYALTIES payable under Article 4.

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ARTICLE 4
EARNED ROYALTIES, NON SALE BASED SUBLICENSE INCOME

4.1 During the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to LICENSOR an earned royalty of ten percent (10%) on cumulative NET SALES of LICENSED TECHNOLOGIES in the FIELD by LICENSEE or its DESIGNATED AFFILIATES (“EARNED ROYALTIES”) in the TERRITORY.

4.2 LICENSEE shall pay all EARNED ROYALTIES accruing to LICENSOR within ninety (90) days from the end of each calendar semi-annual period (June 30 and December 31), beginning in the first calendar semi-annual period in which NET SALES occur.

4.3 All EARNED ROYALTIES and other payments due under this Agreement shall be paid to LICENSOR in U. S. Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the interbank rate quoted by Citibank (or successor) at the end of the last business day of the half in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank (or successor) as of the payment due date and LICENSOR shall be entitled to recover reasonable attorneys’ fees and costs related to collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose LICENSOR from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

4.4 LICENSEE is responsible for any and all wire/bank fees associated with all payments due to LICENSOR pursuant to this Agreement.

4.5 Should LICENSEE and/or any of its DESIGNATED AFFILIATES receive NON- SALE BASED SUBLICENCE INCOME at any time prior to the commencement of the PHASE III CLINICAL TRIAL, it shall pay LICENSOR an amount equal to fifteen percent (15%) of all NON-SALE BASED SUBLICENSE INCOME within ninety (90) days of receipt thereof. Should LICENSEE receive any NON-SALE BASED SUBLICENSE INCOME at any time after completion of the PHASE III CLINICAL trial, LICENSEE shall pay LICENSOR an amount equal to ten percent (10%) of all NON-SALE BASED SUBLICENSE INCOME within ninety (90) days of receipt thereof. Any such payments shall be in United States dollars as set forth in Section 4.3 above.

ARTICLE 5
DUE DILIGENCE

5.1 LICENSEE shall develop, commercialize, and market the LICENSED TECHNOLOGIES and has designed a plan for such purpose that includes the manufacturing, marketing and sale or lease of LICENSED TECHNOLOGIES (hereinafter “PLAN”). A copy of the PLAN is attached to this Agreement as Appendix B and incorporated herein by reference.

5.2 LICENSEE shall use REASONABLE COMMERCIAL EFFORTS to implement the PLAN.

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5.3 Within sixty (60) days of each anniversary of the EFFECTIVE DATE of this Agreement, LICENSEE shall provide a written report to LICENSOR, indicating LICENSEE’s progress and problems to date in performance under the PLAN. Such report shall include a detailed description of each research study performed using LICENSED TECHNOLOGIES. From time to time while this Agreement is in effect, LICENSEE shall furnish LICENSOR with reasonable requested information pertaining to the development, marketing, and commercialization of the LICENSED TECHNOLOGIES. LICENSOR shall have the right to use such information outside of the LICENSED TERRITORY for all purposes relating to the LICENSED TECHNOLOGIES.

5.4 If at any time LICENSEE abandons or suspends its research, testing, development, or marketing of the LICENSED TECHNOLOGIES, or its intent to research, develop and market such products or methods, or otherwise fails to comply with its due diligence obligations under this Article for a period exceeding ninety (90) days, LICENSEE shall immediately notify LICENSOR giving reasons and a statement of its intended actions.

5.5 LICENSEE agrees that LICENSOR shall be entitled to terminate this Agreement pursuant to Article 11.1(b) upon the occurrence of any of the following:

(a) LICENSEE or its DESIGNATED AFFILIATES has failed to:

(i) Obtain IND approval from the FDA to conduct its first Phase 1b/2 CLINICAL TRIAL within one (1) year of the EFFECTIVE DATE and enter the first patient onto that trial within six (6) months of obtaining IND approval, or

(ii) Obtain IND approval from the FDA for the subsequent Phase III CLINICAL TRIAL within one (1) year after completion of the latest Phase 1b/2 CLINICAL TRIAL(s), or

(iii) Enroll patients in an open CLINICAL TRIAL pursuant to this Agreement for a period of six (6) months, or

(iv) Fails to diligently pursue obtaining appropriate regulatory approval for conducting the CLINICAL TRIALS set forth in Article 3.1 above in the LICENSED TERRITORY, or to obtain ultimate regulatory approval for commercial sale in the LICENSED TERRITORY within five (5) years of the EFFECTIVE DATE.

ARTICLE 6
CONFIDENTIALITY AND PUBLICITY

6.1 Subject to the parties’ rights and obligations pursuant to this Agreement, LICENSOR and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a) will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

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(b) will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees or agents that is necessary for those officers, employees or agents who need to know to carry out its responsibilities under this Agreement; and

(c) will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

(d) will, within sixty (60) days of termination of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this Article 7.

6.2 The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that as established by written records:

(a) is already in the recipient’s possession prior to receipt from the disclosing party; or

(b) is in the public domain by use and/or publication at the time of receipt from the disclosing party, or enters into the public domain through no improper act of the receiving party; or

(c) is developed independently by the receiving party without reference to the information of the disclosing party; or

(d) is properly obtained by receiving party from a third party with a valid legal right to disclose such information and such third party is not under a confidentiality obligation to such information to the disclosing party; or

(e) is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

6.3 Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party, except as may be required to comply with government laws or regulations, or to a party that has executed a confidentiality and non-disclose agreement in connection with the obtaining of financing and/or a joint-venture, merger, or acquisition.

6.4 After receiving consent, LICENSEE and its DESIGNATED AFFILIATES may publish the results of its work related to the LICENSED TECHNOLOGIES. Such right to publish shall not include the right to publish any information relating to the LICENSED TECHNOLOGIES without the prior written consent of LICENSOR which must be obtained in every instance. LICENSOR may publish information regarding LICENSEE’S CLINICAL TRIALS to comply with its obligation to communicate material developments to its shareholders.

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ARTICLE 7
REPORTS, RECORDS AND INSPECTIONS

7.1 LICENSEE shall, within sixty (60) days after the calendar semi-annual period in which NET SALES first occur, and within sixty (60) days after each calendar semi-annual period (June 30 and December 31) thereafter, provide LICENSOR with a written report, detailing the NET SALES and uses, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED TECHNOLOGIES during the preceding calendar semi-annual period and calculating the payments due pursuant to Article 4. NET SALES of LICENSED TECHNOLOGIES shall be deemed to have occurred on the date of collection of invoices for such LICENSED TECHNOLOGIES. Each such report shall be signed by an officer of LICENSEE (or the officer’s designee), and must include:

(a) the number of LICENSED TECHNOLOGIES manufactured, sold, leased or otherwise transferred or disposed of by LICENSEE, SUBLICENSEES and AFFILIATES;

(b) a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED TECHNOLOGIES and any permitted deductions made pursuant to Article 1.15;

(c) A calculation of total royalties or other payment due, including any exchange rates used for conversion; and

(d) names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

7.2 LICENSEE and its SUBLICENSEES shall keep and maintain complete and accurate books and records containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. Such books and records shall be open to inspection by LICENSOR, at LICENSOR’S expense, during normal business hours upon at least thirty (30) days’ written notice and at a time that is mutually convenient for the parties. LICENSEE and SUBLICENSEES shall preserve such books and records for five (5) years after the calendar year to which they pertain. In the event LICENSEE underpaid the amounts due to LICENSOR with respect to the audited period by more than five percent (5%), LICENSEE shall pay the deficiency not previously paid, and accrued interest on the underpayment at the lesser of the maximum rate allowed by law or 1.5% per month, all within thirty (30) days of receiving notice thereof from LICENSOR.

7.3 On or before one hundred eighty (180) days following the close of LICENSEE’s fiscal year, LICENSEE shall provide LICENSOR with LICENSEE’S certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement.

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ARTICLE 8
PATENT PROTECTION

8.1 LICENSOR shall pay for processing all past, present and future costs of preparing, filing, prosecuting and maintaining of all patent applications and patents contained in the LICENSED TECHNOLOGIES in the TERRITORY. Any and all such patent applications and patents shall remain the property of LICENSOR. For the avoidance of doubt, prosecution shall include re-examinations, reissues, interferences, inter-parties review, post-grant review, oppositions and the like.

8.2 The costs mentioned in Article 8.1 shall include, but are not limited to, any past, present and future taxes, annuities, working fees, maintenance fees, renewal and extension charges.

8.3 With respect to any patent applications and patents contained in the LICENSED TECHNOLOGIES, the party responsible for directing prosecution (the “Prosecuting Party”) and patent counsel shall (a) consult with the other party (the “Non-prosecuting Party”) and keep the Non-prosecuting Party fully informed of the progress of the preparation, filing, prosecution and maintenance of such patent applications and patents, (b) consult with the Non-prosecuting Party and keep the Non-prosecuting Party fully informed about patent strategy with respect to such patent applications and patents, (c) provide to the Non-prosecuting Party advance copies of documents relevant to preparation, filing, prosecution and maintenance of such patent applications and patents sufficiently in advance of filing to allow the Non-prosecuting Party a reasonable opportunity to review and comment on such documents, (d) consider and implement all the Non-prosecuting Party’s reasonable comments on such patent filings, and (e) provide the Non-prosecuting Party with final copies of such documents. LICENSEE agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interest of LICENSOR and LICENSEE. The Prosecuting Party will not finally abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims without the Non-prosecuting Party’s prior written consent.

8.4 LICENSEE shall apply and shall require SUBLICENSEES to apply the patent marking notices required by the law of any country where such LICENSED TECHNOLOGIES are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

8.5 If the CONFIDENTIAL INFORMATION results in an invention, improvement or substance, LICENSEE agrees to disclose promptly to LICENSOR all such invention(s), improvement(s) or substance(s) before otherwise disclosing the same publicly or to any other party, so that LICENSOR can determine whether such should be the subject of an application for patent. In the event that LICENSOR determines that the invention(s), improvement(s) or substance(s) should be the subject of an application for patent, LICENSEE agrees that such application and patent shall be the sole property of LICENSOR. If LICENSEE files in its own name an application for patent for any invention, improvement or substance arising in the course of the LICENSEE, LICENSEE agrees that LICENSOR has a non-exclusive, fully paid-up perpetual, worldwide license except Asia as to the FIELD, to use and sublicense such invention, improvement or substance.

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8.6 Any invention, improvement or substance which requires the use of the CONFIDENTIAL INFORMATION or which arose as a result of activities outside of the PLAN but which involved the use of the CONFIDENTIAL INFORMATION, as well as metabolites and active forms, will be the property of LICENSOR and no other party shall have the right to exploit same without the prior written approval of LICENSOR.

8.7 In order to protect LICENSOR’S proprietary and/or patent rights to CONFIDENTIAL INFORMATION, LICENSEE agrees to provide LICENSOR with an advance copy of any proposed publication or public disclosure that makes reference to the CONFIDENTIAL INFORMATION, at least sixty (60) days prior to the proposed publication or public disclosure. If in the opinion of LICENSOR any such publication describes a patentable invention, LICENSOR shall have an opportunity to request that LICENSEE delay the proposed publication or public disclosure until after a U.S. patent application has been filed. In no event shall the delay exceed sixty (60) days. If a publication or public disclosure does result from work using the CONFIDENTIAL INFORMATION, LICENSEE agrees to acknowledge LICENSOR and/or give credit to LICENSOR scientists, as scientifically appropriate, based on any direct contribution they may have made to the work.

ARTICLE 9
INFRINGEMENT AND LITIGATION

9.1 Each party shall promptly notify the other in writing in the event that (a) it obtains knowledge of activity by third parties infringing or otherwise violating the intellectual property rights in the LICENSED TECHNOLOGIES, or (b) it is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED TECHNOLOGIES, and shall supply the other party with documentation of the infringing activities that it possesses.

9.2 During the TERM of this Agreement: LICENSOR shall have the right, but not the obligation, to assert and defend rights in the LICENSED TECHNOLOGIES respecting infringement or other violation of intellectual property rights in the LICENSED TECHNOLOGIES by third parties in the FIELD and in the LICENSED TERRITORY using counsel of its own selection. This right includes bringing any legal action for infringement and defending any counter claim of a third party respecting the LICENSED TECHNOLOGIES such as a counter claim or declaratory judgment for invalidity, non-infringement, or unenforceability. If, in the reasonable opinion of LICENSOR’s and LICENSEE’s respective counsel, LICENSEE is required to be a named party to any such suit for standing purposes, LICENSOR may join LICENSEE as a party; provided, however, that (i) LICENSEE shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSOR and that LICENSOR has joined LICENSEE as a party; and (iii) LICENSOR shall keep LICENSEE reasonably apprised of all developments in any such action. LICENSEE shall bear their own legal expenses with respect to any such litigation. Except for providing reasonable assistance, at the request and expense of LICENSOR, LICENSEE shall have no obligation regarding the legal actions described in Article 10.2 unless required to participate by law. However, LICENSEE shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSOR’s out of pocket expenses and second shall be applied to LICENSEE’s out of pocket expenses, including legal fees. LICENSEE shall recover fifty percent (50%) of any excess recovery over those expenses.

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9.3 In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if LICENSOR elects not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of Article 13.

ARTICLE 10
USE OF NAMES

Neither LICENSEE nor LICENSOR use the name of the other, nor the names of any of its trustees, officers, faculty, students, employees or agents, for any purpose without the prior written consent of the other party in each instance, except that LICENSEE may state that it has licensed from LICENSOR one or more of the patents and/or applications within the LICENSED TECHNOLOGIES, the TERRITORY and the FIELD. LICENSOR may announce that it has entered into a license with LICENSEE and may disclose such terms of the license as are customary in public company press releases and shareholder communications of this nature.

Nothing herein shall prevent either party from complying with public information requests as required by law or from including general information about the Agreement in reports, complying with any disclosure requirements under applicable law.

ARTICLE 11
TERMINATION

11.1 LICENSOR shall have the right, at its option, upon written notice to LICENSEE

(a) to terminate this Agreement or (b) to convert all exclusive licenses granted herein to nonexclusive licenses, in either case in the event LICENSEE:

(i) fails to make any payment whatsoever due and payable pursuant to this Agreement unless LICENSEE shall make all such payments (and all interest due on such payments) within the ninety (90) day period after receipt of written notice from LICENSOR; or

(ii) commits a breach of any other provision of this Agreement which is not cured (if capable of being cured) within the ninety (90) day period after receipt of written notice thereof from LICENSOR, or upon receipt of such notice if such breach is not capable of being cured; or

(iii) challenges, directly or indirectly at the urging of a third party on behalf of the LICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the LICENSED TECHNOLOGIES before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction; or

(iv) fails to meet the requirements of 5.5 above.

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11.2 Notwithstanding any provision herein to the contrary, this Agreement shall be terminated automatically without any notice to LICENSEE in the event LICENSEE shall cease to carry on its business or becomes INSOLVENT.

11.3 LICENSEE shall have the right to terminate this Agreement upon written notice to LICENSOR:

(a) in the event LICENSOR commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the ninety (90) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

11.4 Upon termination of this Agreement for the reasons set forth in paragraphs 11.1 and 11.2 above, all rights and licenses granted to LICENSEE and its DESIGNATED AFFILIATES under the terms of this Agreement are terminated and LICENSOR has the option, in its discretion, to terminate any sublicense granted by LICENSEE. Upon such termination for any reason LICENSEE and its DESIGNATED AFFILIATES shall cease to manufacture or sell LICENSED TECHNOLOGIES and cease to use LICENSED INFORMATION. Within sixty (60) days of the effective date of termination LICENSEE shall return to LICENSOR:

(a) All materials relating to or containing the LICENSED TECHNOLOGIES, LICENSED INFORMATION, and all CONFIDENTIAL INFORMATION disclosed by LICENSOR;

(b) the last report required under Article 5 or 7; and

(c) all payments incurred up to the effective date of termination.

11.5 Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’S obligation to pay all royalties and other payments specified by Articles 3 and 4. The following provisions shall survive any termination: Article 6, Article 7.2, Article 10, this Article 11.5, Article 12, Article 13, Article 14.1, and Article 15.

11.6 The rights provided in this Article 11 shall be in addition and without prejudice to any other rights and remedies under the law which the parties may have with respect to any breach of the provisions of this Agreement.

11.7 Waiver by either party of one or more defaults or breaches shall not deprive such party of the right to terminate because of any subsequent default or breach.

ARTICLE 12
NO WARRANTIES

LICENSOR DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER.

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ARTICLE 13
NOTICES, PAYMENTS

13.1 Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally, sent via electronic mail, or sent by reputable overnight courier with written verification of receipt(c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR LICENSEE:	FOR LICENSOR:
Taipei Medical University 250 Wuxing Street Taipei City, Taiwan 110 Attn: Dr. Yun Yen, President y.yenmd@gmail.com	Lixte Biotechnology Holdings, Inc. 248 Route 25A, No.2. East Setauket, NY 11733 Attn: Dr. John Kovach, CEO jkovach@Lixte.com

ARTICLE 14
LAWS, FORUM AND REGULATIONS

14.1 This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York, United States of America without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute or proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts in the aforesaid State of New York and the parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

14.2 LICENSEE shall comply, and shall cause its SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED TECHNOLOGIES. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’s and its SUBLICENSEE’S activities under this Agreement.

ARTICLE 15
MISCELLANEOUS

15.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.2 This Agreement constitutes the entire agreement of the parties relating to the LICENSED TECHNOLOGIES and LICENSED INFORMATION, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

15.3 The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

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15.4 Article headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.5 Except as otherwise provided herein, no person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partner with each other or any third party.

15.6 This Agreement may not be amended or modified except by written agreement executed by each of the parties. This Agreement shall not be assigned by LICENSEE without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld. Any attempted assignment in contravention of this Article 15.6 shall be null and void ab initio and shall constitute a material breach of this Agreement.

15.7 LICENSEE, or any SUBLICENSEE or permitted assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any sublicense.

15.8 The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

15.9 LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the appropriate agency of the U.S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency.

15.10 This Agreement may be executed by the Parties in counterparts, all of which together shall constitute the same instrument.

15.11 Time is of the essence in performance of any of the terms and conditions of this Agreement.

15.12 If this LICENSE gives rise to a lawsuit, the prevailing party shall be entitled to recover the legal fees and costs of said suit.

15.13 The Parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

15.14 Neither LICENSEE nor LICENSOR shall be liable for any failure or delay in the performance of this Agreement for the period that such delay is due to causes beyond its reasonable control, including but not limited to acts of God, wars, strikes or labor disputes, embargoes, government orders or any other force majeure event.

15.15 This agreement has been mutually drafted.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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IN WITNESS to their Agreement, the parties have caused this Agreement to be executed by their duly authorized representatives.

TAIPEI MEDICAL UNIVERSITY		LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:		By:
Name:	Yun Yen, MD, Ph.D.	Name:	John S. Kovach, MD
Title:	President	Title:	President & CEO

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